Exhibit 99.1

Contact:   Franklin Templeton Investments
           Investor Relations: Alan Weinfeld (650) 525-8900
           Corporate Communications: Holly Gibson Brady (650) 312-4701 franklintempleton.com

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                                                        FOR IMMEDIATE RELEASE


              FRANKLIN TEMPLETON INVESTMENTS COMPLETES ACQUISITION
                    OF FIDUCIARY TRUST COMPANY INTERNATIONAL

           SAN MATEO, CA, April 10, 2001 -- Franklin Resources, Inc. (operating as Franklin Templeton Investments) (NYSE: BEN) of San Mateo, CA, today announced the completion of its acquisition of Fiduciary Trust Company International (formerly OTCBB: FCNY) of New York, NY. "Our union will create a premier global investment management organization, capable of meeting the investment management and service needs of a broader base of financial advisors, private clients and institutions worldwide," said Charles B. Johnson, chief executive officer of Franklin Resources, Inc. The pro-forma combined entity had approximately $260.8 billion in assets under management worldwide as of March 31, 2001, approximately $45.1 billion of which were Fiduciary Trust Company International assets.

           The acquisition, first announced on October 25, 2000, was approved by Fiduciary Trust Company International shareholders on March 14, 2001. The New York Banking Department approved the acquisition in two separate parts on March 1, 2001, and April 9, 2001, and the Federal Reserve Board approved the acquisition on March 26, 2001. In connection with the transaction, Franklin Resources, Inc. became a financial holding company and a bank holding company.

           The tax-free, stock-for-stock acquisition will utilize the purchase method of accounting. Pursuant to the terms of the Acquisition Agreement, each share of Fiduciary Trust Company International common stock will be exchanged for 2.7744 shares of Franklin Resources, Inc. common stock, resulting in the issuance in the aggregate of approximately 20,187,000 shares of Franklin Resources, Inc. common stock.

           "With the completion of this transaction, our combined organization is better positioned for market leadership in the fastest-growing segments of the asset management industry," said Johnson. "Management teams from both organizations have formulated strategic initiatives designed to expand our institutional and high net worth business in the U.S. and abroad, while maintaining each firm's distinctive investment process and focus on client relationships."

           To ensure the continuity and stability of Fiduciary Trust Company International's investment management process and team, Fiduciary's top management has entered into long-term


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employment agreements. Anne M. Tatlock will continue to serve as chairman and chief executive officer of Fiduciary Trust Company International and has joined Franklin Templeton's Office of the Chairman, as well as its Board of Directors.

           "I am confident that our combined organization will be able to achieve a great deal in the way of investment performance, client service and distribution through collaboration and by leveraging each other's strengths," said Tatlock. "By joining our organizations, we will be able to better service our clients' technology needs and expand Fiduciary's presence in the fastest growing institutional and high net worth markets worldwide."

           The businesses of the two organizations are extraordinarily complementary. Specifically, Franklin Templeton Investments offers a wide array of retail products and services and institutional investment management services both in the U.S. and globally, including, through Franklin, one of the leading managers of tax-free municipal and high yield fixed-income funds and top-performing retail growth products; through Templeton, one of the best-known global and emerging markets managers; and through Mutual Series, the well-regarded value manager. Fiduciary Trust International has long been recognized for its excellence in growth-oriented, separately managed, global investment management for institutions and high net worth clients worldwide, as well as global and opportunistic fixed-income products on a separate account basis.

           Established in 1931, Fiduciary Trust Company International, now a member of Franklin Templeton Investments, is one of the oldest pure investment management firms. It has one of the longest global track records of any U.S.-based manager--having invested in international markets since the early 1960s. Fiduciary's clients include major corporations, public and private pension funds (including Taft Hartley plans), foundations, endowments and wealthy families in the United States, Europe and Asia. The firm currently serves approximately 1,000 wealthy families and nearly 500 institutional clients.

           Franklin Resources, Inc. is a global investment organization operating as Franklin Templeton Investments. Through its subsidiaries, Franklin Templeton Investments provides global and domestic investment, shareholder and distribution services to the Franklin, Templeton and Mutual Series funds and institutional accounts. The San Mateo, CA-based company has over 50 years of investment experience. Franklin Resources, Inc. common stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc. (BEN) and the London Stock Exchange (FKR) and is included in the Standard & Poor's(R) 500 Index.

           For more information on Fiduciary Trust Company International, please visit the company's Web site at www.ftci.com. For more information on Franklin Templeton Investments, please visit franklintempleton.com.


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FORWARD-LOOKING STATEMENTS:

Statements in this presentation regarding Franklin Resources, Inc.'s business which are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include the following:

      o We face strong competition from numerous and sometimes larger companies.

      o Competing securities dealers and banks could restrict sales of our funds.

      o Changes in the distribution channels on which we depend could reduce our revenues and hinder our growth.

      o New share classes that we have introduced yield lower revenues and have reduced operating margins.

      o If our asset mix shifts to predominantly fixed-income products, our revenues could decline.

      o We have become subject to an increased risk of asset volatility from changes in the domestic and global equity markets.

      o The levels of our assets under management are subject to significant fluctuations.

      o We face risks associated with conducting operations in numerous foreign countries.

      o General economic and securities markets fluctuations may reduce our sales and market share.

      o Our inability to meet cash needs could have a negative effect on our financial condition and business operations.

      o We face increased competition in hiring and retaining qualified employees.

      o Our emerging markets portfolios and related revenues are vulnerable to political and economic risks associated with emerging markets.



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